                                                                     Exhibit 4.0



                            ASSET PURCHASE AGREEMENT



                                   made among



                          MINERA CORTEZ RESOURCES LTD.

                                       AND

                                 VERDE RESOURCES







                               September 30, 2001

                                TABLE OF CONTENTS

PART 1 DEFINITIONS AND INTERPRETATION.............................................................................2

   DEFINITIONS....................................................................................................2
   SCHEDULES......................................................................................................4
   INTERPRETATION.................................................................................................4

PART 2 ASSET PURCHASE.............................................................................................5

   PURCHASE AND SALE OF THE VERDE ASSETS..........................................................................5
   PURCHASE CONSIDERATION.........................................................................................5
   NO ASSUMED LIABILITIES.........................................................................................5

PART 3 CONDITIONS OF CLOSING......................................................................................5

   ASSIGNMENT OF ASSETS TO VERDE RESOURCES........................................................................5
   CONSULTING AGREEMENTS..........................................................................................5

PART 4 REPRESENTATIONS, WARRANTIES AND COVENANTS..................................................................5

   REPRESENTATIONS, WARRANTIES AND COVENANTS OF VENDOR............................................................5
   REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER.........................................................8
   SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS..........................................................9
   LIMITATION OF ACTIONS..........................................................................................9

PART 5 CLOSING....................................................................................................9

   CLOSING........................................................................................................9
   DELIVERIES TO PURCHASER........................................................................................9
   DELIVERIES TO VENDOR..........................................................................................10

PART 6 ARBITRATION...............................................................................................10

   REASONABLE EFFORTS TO SETTLE DISPUTE..........................................................................10
   ARBITRATION...................................................................................................10

PART 7 INDEMNITIES...............................................................................................11

   INDEMNIFICATION IN FAVOUR OF PURCHASER........................................................................11
   INDEMNIFICATION IN FAVOUR OF VENDOR...........................................................................11

PART 8 GENERAL...................................................................................................11

   NOTICE........................................................................................................11
   EXPENSES......................................................................................................12
   ENTIRE AGREEMENT, SURVIVAL....................................................................................12
   GOVERNING LAW.................................................................................................12
   FURTHER ASSURANCES............................................................................................12
   BINDING EFFECT................................................................................................13
   SEVERABILITY..................................................................................................13

                            ASSET PURCHASE AGREEMENT


THIS AGREEMENT made September 30, 2001


AMONG:

               MINERA CORTEZ RESOURCES LTD., a British Columbia corporation, of 632 Foster Avenue, Coquitlam, B.C. V3J 2L7

               ("Purchaser")

                                                               OF THE FIRST PART

AND:

               VERDE RESOURCES, a partnership formed under the laws of California, c/o P.O. Box 221, Keeler, California USA 58530, all of whose partners have executed this Agreement

               ("Vendor")

                                                        PARTY OF THE SECOND PART


WHEREAS:

(A) Vendor has agreed to sell certain Assets, Contracts and a Business Plan relating to a potential site for development of a wind energy farm on the Quail Springs Property in Mojave County, Arizona (as defined below) and the Purchaser has agreed to purchase the Assets, Contracts and a Business Plan on the terms set out herein; and

(B) The consideration payable for the Assets, Contracts and a Business Plan will be common shares and share purchase warrants in the capital stock of the Purchaser, which the parties acknowledge and agree, will be subject to the terms of an Escrow Agreement (pursuant to regulatory requirement;


NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements contained herein the Parties hereto agree as follows:

                                     PART 1

                         DEFINITIONS AND INTERPRETATION

DEFINITIONS

1.1 In this Asset Purchase Agreement and the Schedules hereto, unless otherwise expressly defined, the following words and expressions will have the respective meanings ascribed to them below:

     APPLICABLE LAW means in respect of any person all provisions of constitutions, statutes, rules, regulations, ordinances, by-laws, requirements, orders, published policies and interpretations of Authorities applicable to such person;

     ASSETS means the wind data collected from the Quail Springs Property and all related Confidential Information and other rights and things of value owned by Vendor related thereto more particularly described on Schedule "A" hereto;

     AUTHORITIES means all federal, provincial, state, and municipal authorities, bodies, boards, regulatory agencies having jurisdiction over, Vendor and the Purchaser;

     BUSINESS means the Assets and Contracts hereto considered as a going concern;

     BUSINESS DAY means a day which is not a Saturday, Sunday or statutory holiday in the United States of America;

     BUSINESS PLAN means the business plan for a wind energy farm to be located on the Property prepared by the Vendor;

     CLAIM means any demand, liability, obligation, debt, cause of action, suit, proceeding, judgment, award, assessment and re-assessment;

     CLOSING means the completion of the purchase and sale of the Assets as set out in Section 2.1 and the delivery of all documentation required pursuant to this Agreement;

     CLOSING DATE means the date of the Closing as determined by the Purchaser on 48 hours' notice to Vendor and which is to occur on or before December 31, 2001;

     CONFIDENTIAL INFORMATION means any and all information trade secrets concerning the Verde Assets and Contracts and any other information, however, documented, of relating to the Verde Assets;

     CONTRACTS means those contracts and agreements listed on Schedule "C" entered into by Vendor prior to the Closing Date including the agreement in principle to lease the Property.

     COSTS means all costs, liabilities, expenses, damages, claims, penalties, fines, charges, obligations and outlays;

     EXCLUDED ASSETS means any assets belonging to Vendor in relation to the Property and the Contracts, if any, which are not being acquired by the Purchaser and which are also set out in Schedule A;

     INTELLECTUAL PROPERTY means any know-how, trademarks or like assets included in the Assets;

     LOSS means any loss whatsoever, including expenses, costs, damages, penalties, fines, charges, claims, demands, liabilities, interest and any and all legal fees and disbursements;

     MATERIAL ADVERSE EFFECT means any material adverse effect upon the Business, financial conditions or operating results of Vendor except for:

          (i) any change or effect resulting from general economic or financial market conditions, or

          (ii) circumstances generally affecting the industries and markets in which the Business operates;

     PARTNERS means each of the partners of the Vendor, Michael Patterson, Cash Long and Jeffrey Patterson;

     PARTY OR PARTIES means each of the parties to this Agreement;

     PERMITTED ENCUMBRANCES means any limitations, liens, charges and encumbrances affecting the Assets described in Schedule B;

     PERSON OR PERSONS means a natural person, corporation, body corporate, partnership, joint venture, association, trust or an incorporated organization or any trustee, executor, administrator or other legal representative, or the plural thereof;

     PROPERTY means a 2,200 acre site in ranchland near Kingman, Arizona known as "Quail Springs", the legal description of which is contained on Schedule "A";

     PURCHASER means Minera Cortez Resources Ltd.;

     PURCHASE CONSIDERATION means 1,000,000 Units of the Purchaser, with each Unit comprising a common share and a non-transferrable warrant to purchase an additional common share at a price of $0.50 for a two year period, to be issued to the Vendor on the terms set out in Section 2.1;

     TAXES means all taxes payable under the laws of any country, state, province, municipality or other political subdivision thereof, including, without limitation, income taxes, excise taxes, sales taxes, goods and services taxes and other governmental charges and assessments;

     VERDE ASSETS means the Assets, the Business Plan, the Contracts and the Verde Share;

     VERDE CORPORATION means Verde Resources Corporation, a company incorporated under the laws of Arizona; and

     VERDE SHARE means the one (1) issued and outstanding common share of Verde Corporation which is a recently formed corporation which will operate the Assets in accordance with the Business Plan;

SCHEDULES


1.2 The following are the Schedules attached to and forming part of this
Agreement:


                 Schedule A       -    Assets
                 Schedule B       -    Contracts
                 Schedule C       -    Business Plan
                 Schedule D       -    Permitted Encumbrances
                 Schedule E       -    Escrow Agreement
                 Schedule F       -    Consulting Agreement


INTERPRETATION

1.3 In this Agreement, except as otherwise expressly provided or as the context otherwise requires

     (a) "this Agreement" means this agreement as from time to time supplemented or amended by one or more agreements entered into pursuant to the applicable provisions of this Agreement;

     (b) a reference to a Part is to a Part of this Agreement, and the symbol Section followed by a number or some combination of numbers and letters refers to the section, paragraph, subparagraph, clause or subclause of this Agreement so designated;


     (c) headings are solely for convenience of reference and are not intended to be complete or accurate descriptions of content or to be guides to interpretation of this Agreement or any part of it;


     (d) a reference to currency means currency of Canada unless otherwise provided herein;

     (e) a reference to an entity includes any successor to that entity;

     (f) a word importing the masculine gender includes the feminine and neuter, a word in the singular includes the plural, a word importing a corporate entity includes an individual, and vice versa;

     (g) a reference to "approval", "authorization" or "consent" means written approval, authorization or consent; and


     (h) the phrase "to the best of its knowledge" "to the best of its knowledge" or "to the best of his knowledge" means that level of knowledge which would be obtained after due enquiry of and by persons who are reasonably considered to have knowledge of the matter in question.

                                     PART 2

                                 ASSET PURCHASE

PURCHASE AND SALE OF THE VERDE ASSETS

2.1 The Purchaser hereby agrees to complete the purchase from Vendor on the Closing Date and Vendor hereby agrees to sell, transfer and assign to the Purchaser on the Closing Date, the Verde Assets free and clear of all liens, charges or encumbrances other than the Permitted Encumbrances subject to the terms and conditions hereof.

PURCHASE CONSIDERATION
2.2 The Purchase Price for the Verde Assets shall be the Purchase Consideration having an agreed vale of Cdn.$375,000.

NO ASSUMED LIABILITIES

2.3 The Purchaser shall not assume any liabilities and obligations of Vendor whatsoever, except:

     (a) all of Vendor's obligations that accrue under any Contracts on or after the Closing Date; and

     (b) the Permitted Encumbrances.

                                     PART 3

                              CONDITIONS OF CLOSING


ASSIGNMENT OF ASSETS TO VERDE RESOURCES

3.1 Immediately after Closing, the parties agree that the Purchaser shall transfer the Assets and the Contract to Verde Resources, then a wholly owned subsidiary of the Purchaser.

CONSULTING AGREEMENTS

3.2 On Closing each of the Partners will enter into a Consulting Agreement with Verde Resources in the form attached as Schedule G.


                                     PART 4

                    REPRESENTATIONS, WARRANTIES AND COVENANTS

REPRESENTATIONS, WARRANTIES AND COVENANTS OF VENDOR

4.1 In order to induce Purchaser to enter into and to consummate the transactions contemplated by this Agreement, Vendor represents and warrants to Purchaser the following statements as representations and warranties that are, except as expressly noted in such statements, true and accurate as at the Closing Date:

     (a) AS TO VENDOR:

          (i) Vendor has all requisite legal power and authority to enter into this Agreement and transfer the legal and beneficial title to and ownership of the Verde Assets to Purchaser; and

          (ii) Vendor is a partnership duly formed under the laws of California and is validly existing and in good standing, under the laws of the State of California;

     (b) AS TO VERDE RESOURCES:

          (i) Verde Resources is duly incorporated and validly existing under the laws of Arizona;

          (ii) Verde Resources has authorized capital of 1,000,000 common shares and there is one (1) share currently issued and outstanding share;

          (iii) the Vendor is the owner of the Verde Share; and

          (iv) Verde Resources was incorporated on August 8, 2001 and since that date has carried on no business since that date;

     (c) AS TO THE VERDE SHARE:

          (i) Vendor is the legal and beneficial owner of all of the Verde Share free and clear of all encumbrances; and

          (ii) no Person has any agreement or option, present or future, contingent or absolute to purchase the Verde Share;

     (d) AS TO THE VERDE ASSETS:

          (i) Vendor is the legal and beneficial owner of all of the Verde Assets free and clear of all encumbrances other than Permitted Encumbrances; and

          (ii) no Person has any agreement or option, present or future, contingent or absolute to purchase any of the Verde Assets; and

          (iii) the Contracts may be lawfully assigned to and performed by the Purchaser and will not as a consequence thereof be subject to cancellation or any penalty;

     (e) AS TO THE CONTRACTS:

          to the best of its knowledge, the Contracts are valid and subsisting agreements, none of the parties thereto are in any material respect in default or breach of any Contracts and there exists no state of facts which after notice or lapse of time or both would constitute such a default or breach and all Contracts are in full force and effect without amendment thereto;

     (f)  WITH RESPECT TO THIRD PARTY CONSENTS:

          no authorization, approval, order, licence, permit or consent of any person, and no registration, declaration or filing by Vendor with any person, is required in order for the parties to duly perform and observe the terms and provisions of this Agreement and any other agreements or instruments to be entered into pursuant to this Agreement;

     (g)  AS TO INTELLECTUAL PROPERTY:

          (i) the Intellectual Property is validly and beneficially owned by Vendor;

          (ii) to the best of the knowledge of Vendor, the conduct by Vendor of the Business and use of the Intellectual Property does not infringe upon the patents, trade marks, Intellectual Property, trade names or copyrights, domestic or foreign, of any other person, firm or corporation;

     (h)  AS TO PERMITTED ENCUMBRANCES:

          Vendor represents and warrants that Schedule D sets out all encumbrances affecting Vendor and the Verde Assets and that Vendor is not in default thereunder;

     (i)  LITIGATION:

          there is no pending, or to the best of its knowledge any threatened, Claim by or before any court or other Authorities against or involving Vendor or the Business nor to the best of its knowledge is there any valid basis for any such Claim;


     (j)  AS TO COMPLIANCE WITH LAWS:

          Vendor represents and warrants that to the best of its knowledge, Vendor is in substantial compliance with the Applicable Law of all Authorities relating to the Business;

     (k)  AS TO TAX MATTERS:

          (i) Vendor and/or the Partners have filed any necessary reports required by law to be filed prior to the date hereof and such are substantially true, complete and correct; and

          (ii) no outstanding Taxes (actual or contingent) will attach to or affect the Verde Assets;

     (l)  AS TO THE BUSINESS PLAN:

          (i) the Business Plan is based on reasonable assumptions as regards establishment of a wind energy business.

4.2 Vendor covenants and further agrees:

     (a) to diligently pay all liabilities and perform all obligations of Vendor including any liabilities in respect of the sale of the Verde Assets hereunder and all other liabilities of the Business except the Permitted Encumbrances;

     (b) that the Partners will not, for a period of five (5) years after the Closing, directly or indirectly, solicit the business of any Person known to be a customer of the Purchaser whether or not Vendor has personal contact with such Person, with respect to products or activities which compete in whole or in part with the products or activities of the Purchaser in the State of Arizona;

     (c) that Vendor agrees that it will not, at any time, disclose or use for its own account or for the benefit of any third party any Confidential Information, without Purchaser's written consent, unless and to the extent that the Confidential Information is or becomes generally known to and available for use by the public other than as a result Vendor's fault or the fault of any other person bound by a duty of confidentiality to Purchaser or the Business. Vendor agrees to deliver to Purchaser at the time of execution of this Agreement, and at any other time Purchaser may request, all documents, memoranda, notes, plans, records, reports and other documentation, models, components, devices, or computer software, whether embodied in a disk or in other form (and all copies of all of the foregoing), relating to the Verde Assets and any other Confidential Information that Vendor may then possess or have under its control;

     (d) Vendor acknowledges the Purchase Consideration will be issued by the Purchaser in reliance on the exemption contained in S.4(1) of the U.S. Securities Act of 1933 and will bear a legend to the effect that transferability is restricted subject to the availability of resale exemptions or one year whichever is earlier. The Purchase Consideration will be subject to a 12-month hold period in British Columbia. Vendor agrees to abide by the foregoing resale restrictions of general application;

     (e) Vendor acknowledges that in accordance with the terms of CDNX Policy
     5.4 dealing with escrow and vendor consideration, that the Purchase Consideration shall consist completely of Value Shares or Surplus Shares as determined by the CDNX and the Partners, and Vendor will abide by the applicable restrictions. In accordance with Policy 5.4, no such shares shall be immediately free from escrow restrictions;

     (f) Vendor will permit the Purchaser to have access to its records and the Verde Assets prior to the Closing Date in order to inspect same for compliance with the terms hereof; and

     (g) Vendor will use all reasonable efforts both before and after Closing to ensure an orderly and complete transfer of the Verde Assets to the Purchaser.

REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER

4.3 In order to induce Vendor to enter into and to consummate the transactions contemplated by this Agreement, Purchaser represents and warrants to Vendor the following statements as representations and warranties that are, except as expressly noted in such statements, true and accurate as at the date of execution and delivery of this Agreement:

     (a) Purchaser is a corporation duly incorporated, validly existing and in good standing with respect to the filing of annual reports under the laws of British Columbia, Canada;

     (b) Purchaser has the power and capacity to enter into this Agreement and complete the transactions herein contemplated and all corporate authorizations required in order to complete the transactions have been obtained;

     (c) the entering into of this Agreement and the transactions contemplated hereby will not result in the violation of any of the terms and provisions of the constituting documents of Purchaser or to the best of its knowledge of any indenture or other agreement, written or oral, to which Purchaser or Bell may be a party or by which they are bound; and

     (d) all publicly filed information about the Purchaser located at www.SEDAR.com is materially accurate.

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

4.4 (a) The representations, warranties and covenants of Vendor contained in this Agreement shall survive for a period of three (3) years following the Closing Date and shall thereafter be of no force or effect except in respect of a timely Claim made prior to the expiry of such period; and

     (b) the representations, warranties and covenants of Purchaser contained in this Agreement shall survive for a period of three (3) years following the Closing Date and shall thereafter be of no force or effect except in respect of a timely Claim made prior to the expiry of such period.

LIMITATION OF ACTIONS

4.5 Purchaser and Vendor agree that any dispute, claim, question or difference in respect of this Agreement shall be dealt with, insofar as lawfully possible, by arbitration as provided in Part 6.


                                     PART 5

                                     CLOSING

CLOSING

5.1 The closing of the transactions contemplated herein hereby takes place at 10:00 a.m. on the Closing Date in the offices of Purchaser's Counsel in Vancouver, British Columbia.

DELIVERIES TO PURCHASER

5.2 At Closing, Vendor shall deliver or cause to be delivered to Purchaser:

     (a) certified copy of a partnership resolution of Vendor approving the sale of the Verde Assets to the Purchaser;

     (b) copies of executed agreements in the form of Schedule E, F, and G to this Agreement; and

     (c) possession of the Verde Assets and such bills of sale, conveyances and assignments of Contracts as the Purchaser may reasonably request before Closing.

DELIVERIES TO VENDOR

5.3      At the Closing, Purchaser shall deliver to Vendor:

     (a) a certified copy of resolutions of the board of directors of the Purchaser authorizing the execution and delivery of, and completion of the transactions contemplated by, this Agreement;

     (b) a copy of the CDNX acceptance of this Agreement; and

     (c) written confirmation of the Purchaser's transfer agent that the securities representing the Purchase Consideration has been issued by the Purchaser and is being held in escrow by the transfer agent pursuant to Schedule E.

                                     PART 6

                                   ARBITRATION

REASONABLE EFFORTS TO SETTLE DISPUTE

6.1 In the event of any dispute, claim, question or difference arising out of or relating to the Agreement or any breach thereof, the Parties shall use reasonable efforts in good faith to settle such dispute, claim, question or difference including in respect of any Claim made or loss in respect thereof. To this effect, they shall consult and negotiate with each other, in good faith and understanding of their mutual interests, to reach a just and equitable solution satisfactory to all Parties.

ARBITRATION

6.2 All disputes arising in connection with this Agreement, or in respect of any defined legal relationship associated herewith or derived therefrom, shall be referred to, and finally resolved by arbitration by a single arbitrator under the rules of the British Columbia International Commercial Arbitration Centre (the "Arbitration Centre"). The appointing authority shall be the Arbitration Centre, and the case shall be administered by the Arbitration Centre in accordance with its "Procedures for Cases under the B.C.I.C.A.C. Rules". The place of arbitration shall be Vancouver, British Columbia, Canada and the language to be used in the arbitration proceedings shall be English.

                                     PART 7

                                   INDEMNITIES

INDEMNIFICATION IN FAVOUR OF PURCHASER

7.1 Vendor hereby indemnifies and saves Purchaser harmless from and against any Claim or Loss suffered by, imposed upon or asserted against Purchaser, as a result of, in respect of, connected with or arising out of, under or pursuant to any failure of Vendor to perform or fulfil any covenant of Vendor, or any breach or inaccuracy of any representation or warranty given by Vendor contained in this Agreement.

INDEMNIFICATION IN FAVOUR OF VENDOR

7.2 Purchaser hereby indemnifies and saves Vendor harmless from and against any Claim or Loss suffered by, imposed upon or asserted against Vendor as a result of, in respect of, connected with or arising out of, under or pursuant to any failure by Purchaser to perform and fulfil any covenant of Purchaser under this Agreement, or any breach or inaccuracy of any representation or warranty given by Purchaser contained in this Agreement.


                                     PART 8

                                     GENERAL

NOTICE

8.1 Any notice, demand, request, consent or objection, required or contemplated to be given to or made under any provision of this Agreement, shall be given or made in writing and shall be either personally delivered or by facsimile or similar verifiable electronic transmission and

     (a)  if given or made to Vendor, shall be addressed to it at:

          Verde Resources
          PO Box 221
          Keeler, California
          58530

          Attention:  Michael Patterson
          Facsimile:  (760) 876-5030

     (b)  and if given or made to Purchaser, shall be addressed to it at:

          Minera Cortez Resources Ltd.
          632 Foster Avenue
          Coquitlam, B.C. V3J 2L7

          Attention:  Jeffrey J. Ciachurski
          Facsimile: (604) 939-1292

or at such other address or facsimile number as may be specified in a notice given in accordance with the foregoing provisions.

EXPENSES

8.2 Each Party is responsible for all costs and expenses incurred in connection with the negotiation and execution and delivery of this Agreement and the Schedules attached hereto and the completion of the transactions contemplated by this Agreement including

     (a) any finder's, agent's or broker's fees and expenses claimed from or agreed to by such Party; and

     (b) any Costs or expenses relating to due diligence.

ENTIRE AGREEMENT, SURVIVAL

8.3 This Agreement herein contains the whole of the agreement among the Parties pertaining to the matters herein set out and there are no other representations, warranties, collateral agreements or conditions by any Party save as expressly herein set out.

GOVERNING LAW

8.4 This Agreement is and will be deemed to have been made in British Columbia, for all purposes will be governed exclusively by and construed and enforced in accordance with the laws prevailing in British Columbia and Canada.

FURTHER ASSURANCES

8.5 The parties to this Agreement will execute and deliver all such further documents and instruments and do all such further acts and things as any other Party reasonably requests to evidence, carry out and give full effect to the terms, conditions, intent and meaning of this Agreement.

BINDING EFFECT

8.6 The Agreement is binding upon the respective Parties and their heirs, successors and assigns.

SEVERABILITY

8.7 If a provision of this Agreement is at any time unenforceable or invalid for any reason it will be severable from the remainder of this Agreement and, in its application at that time, this Agreement will be construed as if it had been executed without the unenforceable or invalid provision and the Parties shall negotiate in good faith to replace such severed provision with one having insofar as lawfully possible the same economic effect on the Parties as the severed provision(s).


IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the day and year first above written.


VERDE RESOURCES


/s/ Michael Patterson
--------------------------------------------


/s/ Jeffrey Patterson
--------------------------------------------


/s/ Cash Long
--------------------------------------------


MINERA CORTEZ RESOURCES LTD.


Per:     /s/ Jeffrey J. Ciachurski
         --------------------------------------------
         Authorized Signatory


Per:     /s/ Claus Andrup
         --------------------------------------------
         Authorized Signatory

                                   SCHEDULE A


                                     ASSETS


ASSETS (TO BE ADDED AT CLOSING)


WIND DATA


VERDE RESOURCES CORPORATION COMMON SHARE

                                   SCHEDULE B


                                   CONTRACTS

                                   SCHEDULE C


                                  BUSINESS PLAN

                                   SCHEDULE D


                             PERMITTED ENCUMBRANCES



                      THERE ARE NO PERMITTED ENCUMBRANCES.

                                   SCHEDULE E


                                ESCROW AGREEMENT

                                   SCHEDULE F


                              CONSULTING AGREEMENTS